Interim Investment Sub‑Advisory Agreement
Agreement made as of this ___  day of _________, 2016 by and among Destra Investment Trust, a Massachusetts business trust (the “Trust”), on behalf of its series, Destra Dividend Total Return Fund (the “Fund”), Destra Capital Advisors LLC, a Delaware limited liability company and a registered investment adviser with the Securities and Exchange Commission (“SEC”) (the “Adviser”), and Hilton Capital Management, LLC, a New York limited liability company and a registered investment adviser with the SEC (the “Sub-Adviser”).
Whereas, the Trust is an open‑end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);
Whereas, the Fund is a series of the Trust;
Whereas, the Trust, on behalf of the Fund, has retained the Adviser to serve as the investment manager for the Fund pursuant to an Investment Management Agreement between the Adviser and the Trust (as such agreement may be modified from time to time, the “Management Agreement”);
Whereas, the Management Agreement provides that the Adviser may, subject to the initial and periodic approvals required under Section 15 of the 1940 Act, appoint a sub‑adviser at its own cost and expense for the purpose of furnishing certain services required under the Management Agreement;
Whereas, the Trust, on behalf of the Fund, and the Adviser desire to retain the Sub-Adviser to furnish certain investment advisory services for the Fund’s investment portfolio; and
Whereas, the Trust, on behalf of the Fund, and the Adviser desire to enter into this agreement (the “Agreement”) pursuant to Rule 15a‑4 under the 1940 Act, under which Sub-Adviser will furnish certain investment advisory services for the Fund upon the terms and conditions hereafter set forth;
Now, Therefore, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:
1. Appointment.  The Trust, on behalf of the Fund, and the Adviser hereby appoint the Sub-Adviser to provide certain sub‑investment advisory services to the Fund for the period and on the terms set forth in this Agreement.  The Sub-Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.  The Sub-Adviser shall, for all purposes herein provided, be deemed an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for nor represent the Trust, Fund or Adviser in any way, nor otherwise be deemed an agent of the Trust, Fund or the Adviser.
2. Services to Be Performed.  Subject always to the supervision of the Fund’s Board of Trustees and the Adviser, the Sub-Adviser will act as sub‑adviser for, and manage on a discretionary basis the investment and reinvestment of the assets of the Fund, furnish an investment program in respect of, make investment decisions for, and place all orders for the purchase and sale of securities for the Fund’s investment portfolio, all on behalf of the Fund and as described in the Fund’s most recent registration statement on Form N‑1A as declared effective by the SEC or deemed automatically effective, and as the same may thereafter be amended from time to time.  In the performance of its duties, Sub-Adviser will in all material respects (a) satisfy any applicable fiduciary duties it may have to the Fund, (b) monitor the Fund’s investments, and (c) comply with the provisions of the Fund’s Declaration of Trust and By‑laws, as amended from time to time and communicated by the Fund or the Adviser to the Sub-Adviser in writing, and the stated investment objectives, policies and restrictions of the Fund as such objectives, policies and restrictions may subsequently be changed by the Fund’s Board of Trustees and communicated by the Trust, on behalf of the Fund, or the Adviser to the Sub-Adviser in writing.  The Fund or the Adviser has provided the Sub-Adviser with current copies of the Fund’s Declaration of Trust, By‑laws, prospectus, statement of additional information and any amendments thereto, and any objectives, policies or limitations not appearing therein as they may be relevant to the Sub-Adviser’s performance under this Agreement.
The Sub-Adviser is authorized to select the brokers or dealers that will execute the purchases and sales of portfolio investments for the Fund, and is directed to use its commercially reasonable efforts to obtain best execution, which includes most favorable net results and execution of the Fund’s orders, taking into account all appropriate factors, including price, dealer spread or commission, size and difficulty of the transaction and research or other services provided.  Subject to approval by the Fund’s Board of Trustees and compliance with the policies and procedures adopted by the Board of Trustees for the Fund and to the extent permitted by and in conformance with applicable law (including Rule 17e‑1 of the 1940 Act), the Sub-Adviser may select brokers or dealers affiliated with the Sub-Adviser.  It is understood that the Sub-Adviser will not be deemed to have acted unlawfully, or to have breached a fiduciary duty to the Fund, or be in breach of any obligation owing to the Fund under this Agreement, or otherwise, solely by reason of its having caused the Fund to pay a member of a securities exchange, a broker or a dealer a commission for effecting a securities transaction for the Fund in excess of the amount of commission another member of an exchange, broker or dealer would have charged if the Sub-Adviser determined in good faith that the commission paid was reasonable in relation to the brokerage or research services provided by such member, broker or dealer, viewed in terms of that particular transaction or the Sub-Adviser’s overall responsibilities with respect to its accounts, including the Fund, as to which it exercises investment discretion.
In addition, the Sub-Adviser may, to the extent permitted by applicable law, aggregate purchase and sale orders of securities placed with respect to the assets of the Fund with similar orders being made simultaneously for other accounts managed by the Sub-Adviser or its affiliates, if in the Sub-Adviser’s reasonable judgment such aggregation shall result in an overall economic benefit to the Fund, taking into consideration the selling or purchase price, brokerage commissions and other expenses.  In the event that a purchase or sale of an asset of the Fund occurs as part of any aggregate sale or purchase orders, the objective of the Sub-Adviser and any of its affiliates involved in such transaction shall be to allocate the securities so purchased or sold, as well as expenses incurred in the transaction, among the Fund and other accounts in a fair and equitable manner.  Nevertheless, the Fund and the Adviser acknowledge that under some circumstances, such allocation may adversely affect the Fund with respect to the price or size of the securities positions obtainable or salable.  Whenever the Fund and one or more other investment advisory clients of the Sub-Adviser have available funds for investment, investments suitable and appropriate for each will be allocated in a manner believed by the Sub-Adviser to be equitable to each, although such allocation may result in a delay in one or more client accounts being fully invested that would not occur if such an allocation were not made.  Moreover, it is possible that due to differing investment objectives or for other reasons, the Sub-Adviser and its affiliates may purchase securities of an issuer for one client and at approximately the same time recommend selling or sell the same or similar types of securities for another client.
The Sub-Adviser will not arrange purchases or sales of securities between the Fund and other accounts advised by the Sub-Adviser or its affiliates unless (a) such purchases or sales are in accordance with applicable law (including Rule 17a‑7 of the 1940 Act) and the Fund’s policies and procedures, (b) the Sub-Adviser determines the purchase or sale is in the best interests of the Fund, and (c) the Fund’s Board of Trustees has approved these types of transactions.
The Trust, on behalf of the Fund, may adopt policies and procedures that modify or restrict the Sub-Adviser’s authority regarding the execution of the Fund’s portfolio transactions provided herein.  Such policies and procedures and any amendments thereto will be communicated by the Adviser to the Sub-Adviser.
The Sub-Adviser will communicate to the officers and Trustees of the Fund such information relating to transactions for the Fund as they may reasonably request.  In no instance will the Fund’s portfolio securities be purchased from or sold to the Adviser, Sub-Adviser or any affiliated person of either the Fund, the Adviser, or Sub-Adviser, except as may be permitted under the 1940 Act.
The Sub-Adviser further agrees that it:
(a) will use the same degree of skill and care in providing such services as it uses in providing services to other fiduciary accounts for which it has investment responsibilities;
(b) will (i) conform in all material respects to all applicable rules and regulations of the SEC, (ii) comply in all material respects with all policies and procedures adopted by the Board of Trustees for the Fund and communicated to Sub-Adviser in writing and, (iii) conduct its activities under this Agreement in all material respects in accordance with any applicable law and regulations of any governmental authority pertaining to its investment advisory activities;
(c) will report to the Adviser and to the Board of Trustees of the Fund on a quarterly basis and will make appropriate persons available for the purpose of reviewing with representatives of the Adviser and the Board of Trustees on a regular basis at such times as the Adviser or the Board of Trustees may reasonably request in writing regarding the management of the Fund, including, without limitation, review of the general investment strategies of the Fund, the performance of the Fund’s investment portfolio in relation to relevant standard industry indices and general conditions affecting the marketplace and will provide various other reports from time to time as reasonably requested by the Adviser or the Board of Trustees of the Fund; and
(d) will prepare and maintain such books and records with respect to the Fund’s securities and other transactions for the Fund’s investment portfolio as required for registered investment advisers under applicable law or as otherwise requested by the  Adviser and will prepare and furnish the Adviser and Fund’s Board of Trustees such periodic and special reports as the Board or the Adviser may reasonably request.  The Sub-Adviser further agrees that all records that it maintains for the Fund are the property of the Fund and the Sub-Adviser will surrender promptly to the Fund any such records upon the request of the Adviser or the Fund (provided, however, that the Sub-Adviser shall be permitted to retain copies thereof); and shall be permitted to retain originals (with copies to the Fund) to the extent required under Rule 204‑2 of the Investment Advisers Act of 1940 or other applicable law.
3. Expenses.  During the term of this Agreement, the Sub-Adviser will pay all of its own operating expenses incurred by it in connection with providing the sub-advisory services under this Agreement, excluding without limitation the expenses of the Fund including the cost of securities and other assets) purchased for the Fund (including any brokerage commissions, if any incurred in the purchase or sale thereof).  The Fund will pay all expenses of its organization, operation and business not specifically assumed or agreed to be paid by the Sub-Adviser hereunder.
4. Compensation.   For the services provided and the expenses assumed pursuant to this Agreement, the Adviser will pay the Sub-Adviser, and the Sub-Adviser agrees to accept as full compensation therefor, a portfolio management fee (the “Management Fee”) equal to 50% of the advisory fee paid to the Adviser for its services to the Fund (net of any waivers, reimbursement payments, supermarket fees and alliance fees waived, reimbursed or paid by the Adviser in respect of the Fund).
The compensation accrued hereunder will be held in an interest‑bearing escrow account with the Fund’s custodian or another bank (as defined in the 1940 Act) designated by the Fund.  If a new investment sub‑advisory agreement (the “New Sub‑Advisory Agreement”) with Sub-Adviser for the Fund is approved by the vote of a majority of the outstanding voting securities of the Fund by the end of the 150‑day term of this Agreement, the amount in the escrow account (including the interest earned) will be paid to the Sub-Adviser.  If a majority of the outstanding voting securities of the Fund does not approve the New Sub‑Advisory Agreement with Sub-Adviser within the 150‑day period, Sub-Adviser will be paid, out of the escrow account, the lesser of:  (i) any costs incurred by Sub-Adviser in performing this Agreement (plus interest earned on that amount while in escrow); or (ii) the total amount in the escrow account (plus interest earned).

For the month and year in which this Agreement becomes effective or terminates, there shall be an appropriate proration on the basis of the number of days that the Agreement is in effect during the month and year, respectively.
5. Services to Others.  The Fund and the Adviser acknowledge that the Sub-Adviser now acts, or may in the future act, as an investment adviser to other managed accounts and as investment adviser or investment sub‑adviser to one or more other investment companies.  In addition, the Trust, on behalf of the Fund, and the Adviser acknowledge that the persons employed by Sub-Adviser to assist in Sub-Adviser’s duties under this Agreement will not devote their full time to such efforts.  It is also agreed that Sub-Adviser may use any supplemental research obtained for the benefit of the Fund in providing investment advice to its other investment advisory accounts and for managing its own accounts.
6. Limitation of Liability.  Sub-Adviser shall not be liable for, and the Fund and the Adviser will not take any action against Sub-Adviser to hold Sub-Adviser liable for, any error of judgment or mistake of law or for any loss suffered by the Fund or the Adviser (including, without limitation, by reason of the purchase, sale or retention of any security) in connection with the performance of Sub-Adviser’s duties under this Agreement, except for a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Sub-Adviser in the performance of its duties under this Agreement, or by reason of its reckless disregard of its obligations and duties under this Agreement.
7. Term; Termination.  This Agreement shall become effective on [DATE] (the “Effective Date”) and shall remain in full force for (i) 150 days following the Effective Date or (ii) until a vote of a majority of the outstanding voting securities of the Fund shall approve the New Sub‑Advisory Agreement with the Sub-Adviser or (iii) unless sooner terminated as hereinafter provided, whichever occurs first.
This Agreement shall automatically terminate in the event of its assignment and may be terminated at any time without the payment of any penalty by the Adviser or the Sub-Adviser upon sixty (60) days’ written notice to the other parties.  This Agreement may also be terminated by the Fund by action of the Board of Trustees of the Fund or by a vote of a majority of the outstanding voting securities of the Fund upon ten (10) calendar days’ written notice to the Sub-Adviser by the Fund without payment of any penalty.
This Agreement may be terminated at any time without the payment of any penalty by the Adviser, the Board of Trustees of the Fund or by vote of a majority of the outstanding voting securities of the Fund in the event that it shall have been established by a court of competent jurisdiction that the Sub-Adviser or any officer or director of the Sub-Adviser has taken any action that results in a breach of the material covenants of the Sub-Adviser set forth herein.
The terms “assignment” and “vote of a majority of the outstanding voting securities” shall have the meanings set forth in the 1940 Act and the rules and regulations thereunder.
Termination of this Agreement shall not affect the right of the Sub-Adviser to receive payments on any unpaid balance of the compensation described in Section 4 earned prior to such termination and for any additional period during which the Sub-Adviser serves as such for the Fund, subject to applicable law.
8. Compliance Certification.  From time to time the Sub-Adviser shall provide such certifications with respect to Rule 38a‑1 under the 1940 Act as are reasonably requested by the Fund or the Adviser.  In addition, the Sub-Adviser will, from time to time, provide a written assessment of its compliance program in conformity with current industry standards that is reasonably acceptable to the Fund to enable the Fund to fulfill its obligations under Rule 38a‑1 under the 1940 Act.
9. Notice.  Any notice under this Agreement shall be sufficient in all respects if given in writing and delivered by commercial courier providing proof of delivery and addressed as follows or addressed to such other person or address as such party may designate for receipt of such notice.

If to the Adviser or the Trust, on behalf of the Fund:	If to the Sub-Adviser:
Nicholas Dalmaso Destra Capital Advisors LLC One North Wacker Drive Chicago, IL 60606 If by Facsimile: (___) ________
10. Limitations on Liability.  All parties hereto are expressly put on notice of the Fund’s Declaration of Trust and all amendments thereto, a copy of which is on file with the Secretary of the Commonwealth of Massachusetts, and the limitation of shareholder and trustee liability contained therein and a copy of which has been provided to the Sub-Adviser prior to the date hereof.  This Agreement is executed on behalf of the Fund by the Trust’s officers in their capacity as officers and not individually and is not binding upon any of the Trustees, officers or shareholders of the Fund individually but the obligations imposed upon the Fund by this Agreement are binding only upon the assets and property of the Fund, and persons dealing with the Fund must look solely to the assets of the Fund for the enforcement of any claims.
11. Miscellaneous.  The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.  This Agreement will be binding upon and shall inure to the benefit of the parties hereto and their respective successors.
12. Applicable Law.  This Agreement shall be construed in accordance with applicable federal law and (except as to Section 10 hereof, which shall be construed in accordance with the laws of Massachusetts) the laws of the State of Illinois.

13. Amendment, Etc.  This Agreement may only be amended, or its provisions modified or waived, in a writing signed by the party against which such amendment, modification or waiver is sought to be enforced.
14. Authority.  Each party represents to the others that it is duly authorized and fully empowered to execute, deliver and perform this Agreement.  The Fund represents that engagement of the Sub-Adviser has been duly authorized by the Fund and is in accordance with the Fund’s Declaration of Trust and other governing documents of the Fund.
15. Severability.  Each provision of this Agreement is intended to be severable from the others so that if any provision or term hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remaining provisions and terms hereof; provided, however, that the provisions governing payment of the Management Fee described in Section 4 are not severable.
16. Entire Agreement.  This Agreement constitutes the sole and entire agreement of the parties hereto with respect to the subject matter expressly set forth herein.

In Witness Whereof, the Trust, on behalf of the Fund, the Adviser and the Sub-Adviser have caused this Agreement to be executed as of the day and year first above written.

Destra Capital Advisors LLC

By: __________________________________
Title: _____________________________
Hilton Capital Management, LLC

By: __________________________________
Title: _____________________________